Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement dated March 1, 2005, by and among Eagle Shipping International (USA) LLC (the “Company”), Sophocles Zoullas (the “Executive”) and Eagle Ventures, LLC (the “Agreement”), is hereby amended (“Amendment”) on this 25th day of March, 2008.

WHEREAS, Section 2 of the Agreement provides that its term shall continue until the third anniversary of the date of such agreement, and that the Company and the Executive may extend the term of such agreement by mutual written agreement; and

WHEREAS, the Company and the Executive desire to extend Agreement for a three month period, until June 1, 2008.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained in the Agreement and in this Amendment, the Company and the Executive agree as follows:

1. The Company and the Executive hereby amend Section 2 of the Agreement, effective as of the date hereof, to read as follows:

“2. Term. The term of this Agreement shall commence as of the date of this Agreement and shall continue until June 1, 2008, unless otherwise terminated in accordance with the terms hereof (such period, or such shorter period if this Agreement or the Executive’s employment with the Company is terminated earlier in accordance with the terms hereof, shall be referred to as the “Term”). The Company and the Executive may extend the Term of this Agreement by mutual written agreement.”

This Amendment has been executed by the parties as of the date first above written.

Company:

Eagle Shipping International (USA) LLC
By:	/s/ Alan Ginsberg
Name:	Alan Ginsberg
Title:	Chief Financial Officer

Executive:

/s/ Sophocoles Zoullas
Sophocles Zoullas